Exhibit 99.1
FOR IMMEDIATE RELEASE

Company Contacts:

Andrew R. Speaker	David B. Merclean
President & CEO	Senior Vice President & CFO
Mercer Insurance Group, Inc.	Mercer Insurance Group, Inc.
(609) 737-0426	(609) 737-0426
Mercer Insurance Group, Inc. Announces Increased Dividend and Authorization to
Repurchase Up To 5% of Outstanding Common Stock
Pennington, New Jersey, April 16, 2008 — Mercer Insurance Group, Inc. (NASDAQ: MIGP) today announced that its board of directors has increased the quarterly dividend from $0.05 per common share to $0.075 per common share, and also authorized the Company to repurchase up to 5% of its outstanding common stock. A dividend of $0.075 per share of common stock will be paid on June 27, 2008 to shareholders of record on June 11, 2008.
The authorized repurchases will be funded with available cash and made from time to time in either the open market or through privately negotiated transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management, dependent on market conditions, other priorities for cash investment, applicable securities laws, and other factors, and may be suspended or discontinued at any time. All or part of the repurchases may be implemented under a Rule 10b5-1 trading plan, which would allow repurchases under pre-set terms at times when the Company might otherwise be prevented from doing so under insider trading laws or because of self-imposed blackout periods. The program will continue until 5% of the outstanding shares are repurchased. The repurchased shares will be held as treasury shares available for issuance in connection with Mercer Insurance Group’s 2004 Stock Incentive Plan.
Mercer Insurance Group, Inc. (the Company) offers commercial and personal lines of insurance to businesses and individuals principally in six states through its insurance subsidiaries: Mercer Insurance Company, Mercer Insurance Company of New Jersey, Inc., Financial Pacific Insurance Company and Franklin Insurance Company. For additional information on Mercer Insurance Group and its insurance companies, please see our Internet web site at www.mercerins.com.
Certain of the statements contained herein (other than statements of historical facts) are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include estimates and assumptions related to economic, competitive and legislative developments. These forward-looking statements are subject to change and uncertainty that are, in many instances, beyond the Company’s control and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect on Mercer Insurance Group, Inc. For a list of factors which could affect the Company’s results, see the Company’s filings with the Securities and Exchange Commission, including “Item 1A. Risk Factors,” set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007. There can be no assurance that future developments will be in accordance with management’s expectations so that the effect of future developments on Mercer Insurance Group, Inc. will be those anticipated by management.